Exhibit 99.1

NephroGenex Reports Third Quarter 2015 Financial Results

Conference call and webcast to be held Thursday, November 12, 2015 at 8:30 a.m. EST

RALEIGH, N.C.- November 11, 2015 - NephroGenex, Inc. (Nasdaq: NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today reported financial results and business highlights for the third quarter ended September 30, 2015.

“During the third quarter of 2015, we continued to make progress in advancing our Phase 3 study of oral Pyridorin for the treatment of diabetic nephropathy, adding new clinical sites and increasing the number of randomized patients. We remain on track to complete enrollment by mid-2016,” said CEO and President Pierre Legault.

Mr. Legault continued, “We are on track to submit an IND by the end of 2015 for our second product candidate, intravenous Pyridorin for the treatment of acute kidney injury following the pre-IND meeting with the FDA earlier this year. We recently reported positive results from a preclinical toxicity study of I.V. Pyridorin, which was suggested by the FDA. There were no signs of intolerance or toxicity in this study, thereby paving the way for the clinical phase of the program.”

Program and Corporate Updates:

•
Phase 3 PIONEER trial recruitment on target for full enrollment in mid-2016. NephroGenex continues to recruit PYR-311, the first of two double-blind, placebo-controlled studies to evaluate the safety and efficacy of oral Pyridorin® in reducing the rate of renal disease progression in type 2 diabetic patients. The Company expects to have 150 sites initiated and enrolling patients in the U.S., Europe and Asia Pacific by the end of 2015, and is on track to fully enroll the trial by mid-2016. This study is part of the Phase 3 PIONEER program for which the Company has received a Special Protocol Assessment from the FDA that incorporates the new endpoint of the time to reach a 50% increase in serum creatinine/ESRD. Pyridorin has also been granted a Fast Track Designation from the FDA for this indication and has received positive Scientific Advice from the European Medicines Agency.

•
Closed equity financings to support ongoing product development programs. Since July 1, 2015, NephroGenex has raised a total of $13.2 million net of offering expenses in public and private offerings of common stock and warrants. If all short-term warrants issued in this month’s private placement are exercised, additional net proceeds would total approximately $21.5 million.

•
Positive results reported from toxicity study of intravenous Pyridorin for acute kidney injury (AKI). The Company announced positive results from a preclinical toxicity study of I.V. Pyridorin that was suggested by the FDA prior to commencing clinical trials with the I.V. formulation for the AKI development program. The study reported no signs of intolerance, toxicity or behavioral changes at doses of 50, 100 and 200 mg/kg of Pyridorin administered once daily via intravenous infusion for over 30 minutes for seven

Exhibit 99.1

consecutive days. In previous studies utilizing the ischemia-reperfusion mouse model of AKI, Pyridorin treatment ameliorated renal oxidative stress and injury, enhanced functional recovery and reduced post-injury fibrosis.

Third Quarter 2015 Financial Results

Cash, cash equivalents and short-term investments as of September 30, 2015 were approximately $20.9 million as compared to approximately $28.7 million as of December 31, 2014.

Net loss: NephroGenex reported a net loss of approximately $5.3 million, or $0.53 per common share (basic and diluted), for the three months ended September 30, 2015 as compared to $4.4 million, or $0.50 per common share (basic and diluted) for the three months ended September 30, 2014. The results included non-cash, stock-based compensation charges of approximately $332,000 in the third quarter of 2015 and approximately $187,000 in the third quarter of 2014. Net losses have resulted primarily from costs incurred in connection with our research and development programs, and from general and administrative costs associated with our operations.

Research & development expenses were approximately $3.6 million for the three months ended September 30, 2015 as compared to $3.1 million for the three months ended September 30, 2014. The increase in the Company’s R&D spending was primarily due to preclinical development activities for Pyridorin for the treatment of AKI and an increase in costs associated with the manufacturing of clinical supplies.

General & administrative expenses were approximately $1.6 million for the three months ended September 30, 2015 as compared to approximately $1.4 million for the three months ended September 30, 2014, as a result of an increase in non-cash share-based compensation expense and other expenses related to our corporate governance activities.

Conference Call/Webcast Details
NephroGenex will host a conference call and webcast on Thursday, November 12 at 8:30 a.m. EST to discuss the Company's financial results and provide a business update. To access the call, participants should dial 877-407-3944 (U.S. and Canada) and 412-902-0038 (international) at least 10 minutes prior to the start of the call. The event will be webcast live and can also be accessed on the Events and Presentations section of the Company’s website at www.nephrogenex.com. A replay will be available on the website with the same link approximately 2 hours after the event for 30 days.

About Diabetic Nephropathy
Diabetic nephropathy (DN) is a leading cause of end-stage kidney disease. In the Unites States there are approximately 22 million diabetic patients, 40% of whom exhibit signs of DN. Clinically, DN is characterized by a progressive increase of protein in the urine, decrease in the glomerular filtration rate, increase in serum creatinine and ultimately End-Stage Renal Disease (ESRD) requiring dialysis or a kidney transplant. Although optimal control of blood pressure and metabolic risk factors is important in decreasing the progression of diabetic nephropathy, many diabetic patients still develop overt nephropathy and reach ESRD.

About Pyridorin®
Pyridorin is an investigational compound with a distinct chemical structure that inhibits the

Exhibit 99.1

formation of advanced glycation end-products (AGE). AGEs have been implicated in the development of diabetic nephropathy. In people with diabetes, elevated glucose reacts with proteins to form complexes that are then deposited within the kidney leading to damage that interferes with normal kidney function. AGEs also lead to the generation of highly reactive molecules such as carbonyls and reactive oxygen species that can damage both the outside of the cell and important structures within the cell.

About PIONEER
The PIONEER program is focused on the significant unmet needs of patients with diabetic nephropathy. Data from over 650 subjects from Phase 2 studies were used to support the design of the Phase 3 PIONEER-311 study in type 2 diabetic patients with overt nephropathy. The PIONEER study design was agreed with the FDA using the Special Protocol Assessment (SPA) process, a binding agreement that the protocol design, clinical endpoints, planned conduct and statistical analyses are acceptable to support regulatory approval. In addition, Pyridorin has been granted Fast Track Designation by the FDA, a process designed to facilitate the development, and expedite the review of drugs to treat serious conditions and fill an unmet medical need.

About NephroGenex, Inc.
NephroGenex (Nasdaq: NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases. Since our inception, we have collaborated with the leading scientific experts to build a portfolio of intellectual property and novel drug candidates. Our clinical program has been designed and implemented in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat acute kidney injury.

Cautionary Note on Forward-Looking Statements
This press release contains certain statements that are, or may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified in the " Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission ("SEC") on March 24, 2015, and the “Risk Factors” sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on May 13, 2015, August 12, 2015 and November 12, 2015 respectively, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

Exhibit 99.1

NephroGenex, Inc.
Balance Sheets
(in thousands except share and per share information)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$19,250	$13,978
Restricted cash	25	—
Short-term investments	1,652	14,698
Prepaid expenses and other assets	874	309
Total current assets	21,801	28,985

Property and equipment, net	41	36
Other assets	298	210
Total assets	$22,140	$29,231

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,279	$1,750
Accrued and other liabilities	1,554	1,405
Current portion of note payable	2,060	293
Total current liabilities	5,893	3,448
Note payable, less current portion	4,792	6,442
Other long-term liabilities	23	10
Total liabilities	10,708	9,900
Stockholders’ equity
Preferred Stock	—	—
Common Stock	11	9
Additional paid-in capital	86,140	77,149
Accumulated other comprehensive loss	(1)	(8)
Accumulated deficit	(74,718)	(57,819)
Total stockholders’ equity	11,432	19,331
Total liabilities and stockholders’ equity	$22,140	$29,231

Exhibit 99.1

NephroGenex, Inc.
Statements of Comprehensive Loss
(in thousands except share and per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Expenses:
Research and development	$3,597	$3,077	$11,206	$7,409
General and administrative	1,612	1,350	5,284	3,945
Total expenses	5,209	4,427	16,490	11,354

Loss from operations	(5,209)	(4,427)	(16,490)	(11,354)
Other income (expense):
Change in value of preferred stock warrants	—	—	—	(140)
Interest expense	(142)	—	(426)	(78)
Interest income	4	12	17	34
Net loss	$(5,347)	$(4,415)	$(16,899)	$(11,538)

Net loss per share – basic and diluted	$(0.53)	$(0.50)	$(1.82)	$(1.55)

Weighted average shares outstanding – basic and diluted	10,165,618	8,855,114	9,302,550	7,448,208

Other comprehensive loss:
Net loss	$(5,347)	$(4,415)	$(16,899)	$(11,538)
Unrealized gain/(loss) on short-term investments	5	24	7	(13)
Comprehensive loss	$(5,342)	$(4,391)	$(16,892)	$(11,551)

CONTACTS:

Investors	Media
Michael Levitan	Susan Duffy
The Trout Group	BMC Communications
646-378-2920	646-513-3119
mlevitan@troutgroup.com	sduffy@bmccommunications.com